Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces

Second Quarter 2021 Financial Results

COSTA MESA, CA – August 5, 2021 – El Pollo Loco Holdings, Inc. (Nasdaq: LOCO) today announced financial results for the 13-week period ended June 30, 2021.

Highlights for the second quarter ended June 30, 2021 compared to the second quarter ended June 24, 2020 were as follows:

●	Total revenue was $122.0 million compared to $99.6 million.
●	System-wide comparable restaurant sales(1) increased 21.0%.
●	Income from operations was $12.7 million compared to $7.4 million.
●	Restaurant contribution(1) was $22.2 million, or 20.8% of company-operated restaurant revenue, compared to $17.2 million, or 19.6% of company-operated restaurant revenue.
●	Net income was $8.8 million, or $0.24 per diluted share, compared to net income of $5.5 million, or $0.16 per diluted share.
●	Pro forma net income(1) was $10.7 million, or $0.29 per diluted share, compared to $6.9 million, or $0.20 per diluted share.
●	Adjusted EBITDA(1) was $19.9 million, compared to $15.3 million.

(1)	System-wide comparable restaurant sales, restaurant contribution, pro forma net income and adjusted EBITDA are not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are defined below under “Key Financial Definitions.” A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Bernard Acoca, President and Chief Executive Officer of El Pollo Loco Holdings, Inc., stated, “Our strong second quarter performance was characterized by the continued sales recovery in both our LA and outer markets, resulting in over 22% top line improvement and strong two-year system-wide comparable restaurant sales growth of 14.8% compared to the second quarter of 2019. We were able to leverage our sales improvement and labor efficiencies to post a 20.8% restaurant contribution margin during the quarter. Our two-year system-wide comparable sales growth continued in the month of July coming in at 14.6% and company weekly average unit volumes have been over $40,000 for 18 straight weeks, demonstrating the strength we are seeing in our business. As we look at the back half of the year, we will work to sustain this sales momentum and work to manage the impact of increasing labor and commodity costs. We will also continue to execute on our acceleration agenda to further scale our brand for rapid and successful growth, especially in new geographies.”

Second Quarter 2021 Financial Results

During the second quarter, the Company paid down $13.8 million of debt, and as of June 30, 2021 had $40.0 million of debt outstanding and $12.6 million in cash and cash equivalents.

Company-operated restaurant revenue in the second quarter of 2021 increased to $107.0 million, compared to $87.7 million in the second quarter of 2020, primarily due to a 16.4% increase in company-operated comparable restaurant sales. The company-operated comparable restaurant sales increase consisted of an approximately 0.4% increase in average check size and a 15.9% increase in transactions. In addition, company-operated revenue was favorably impacted by $1.3 million of additional sales from restaurants opened during or after the second quarter of the prior year and a $1.1 million increase in revenue from restaurants that were temporarily closed due to the COVID-19 pandemic during the second quarter of the prior year.

Franchise revenue in the second quarter of 2021 increased 24.9% to $8.4 million, compared to $6.7 million in the second quarter of 2020. This increase was primarily due to a 24.5% increase in franchise comparable restaurant sales and the opening of two new franchise restaurants during or subsequent to the second quarter of 2020. The increase in franchise revenue was partially offset by the closure of three franchise locations during the same period.

Income from operations in the second quarter of 2021 was $12.7 million, compared to $7.4 million in the second quarter of 2020. Restaurant contribution was $22.2 million, or 20.8% of company-operated restaurant revenue, compared to $17.2 million, or 19.6% of company-operated restaurant revenue in the second quarter of 2020. The increase in restaurant contribution was largely due to higher company-operated restaurant revenue partially offset by the impact of wage increases and higher operating costs. Restaurant contribution is a non-GAAP measure defined below under "Key Financial Definitions."

General and administrative expenses in the second quarter of 2021 were $10.5 million, consistent with the comparable period in the prior year. The increase of $0.1 million for the quarter was due primarily to a $1.3 million increase in labor related costs, primarily related to an increase in management bonus expense, a $0.3 million increase in stock compensation expenses and a $0.4 million increase in temporary office staff and recruiting fees, partially offset by a $2.1 million decrease in legal and professional expenses.

Net income for the second quarter of 2021 was $8.8 million, or $0.24 per diluted share, compared to net income of $5.5 million, or $0.16 per diluted share, in the second quarter of 2020. Pro forma net income was $10.7 million, or $0.29 per diluted share, during the second quarter of 2021, compared to $6.9 million, or $0.20 per diluted share, during the second quarter of 2020.

Subsequent Events

Subsequent to the second quarter of 2021, the Company completed the sale of eight restaurants in the Sacramento market to an existing franchisee. This sale resulted in a loss on assets held for sale of $1.5 million for the second quarter of 2021.

2021 Outlook

Due to the uncertainty surrounding the COVID-19 pandemic, the company is not yet providing a financial outlook for the year ending December 29, 2021. However, the company is reiterating the following expectations for 2021:

●	Increased commodity and labor costs during the second half of the year due to continuing supply chain and restaurant staffing challenges.
●	The opening of three to five new company-owned restaurants and four to six new franchised restaurants.
●	Pro forma income tax rate of 26.5%.

Key Financial Definitions

System-wide sales are neither required by, nor presented in accordance with, GAAP. System-wide sales are the sum of company-operated restaurant revenue and sales from franchised restaurants. The Company’s total revenue in the consolidated statements of operations is limited to company-operated restaurant revenue and franchise revenue from the Company’s franchisees. Accordingly, system-wide sales should not be considered in isolation or as a substitute for our results as reported under GAAP. Management believes that system-wide sales are an important figure for investors because they are widely used in the restaurant industry, including by our management, to evaluate brand scale and market penetration.

Comparable restaurant sales reflect the change in year-over-year sales for the comparable company, franchised and total system restaurant base. The comparable restaurant base is defined to include those restaurants open for 15 months or longer and excludes restaurants that were closed during the applicable period. At June 30, 2021, there were 191 restaurants in our comparable company-operated restaurant base and 465 restaurants in our comparable system restaurant base.

Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which are food and paper costs, labor and related expenses, and occupancy and other operating expenses. Restaurant contribution excludes certain costs, such as general and administrative expenses, depreciation and amortization, asset impairment and closed-store reserves, loss on sale of restaurants, recovery of securities lawsuits related legal expenses and other costs that are considered normal operating costs. Accordingly, restaurant contribution is not indicative of overall Company results and does not accrue directly to the benefit of shareholders because of the exclusion of certain corporate-level expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. See also “Non-GAAP Financial Measures.”

EBITDA and adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization, and adjusted EBITDA represents EBITDA before items that we do not consider representative of our underlying operating performance, as identified in the GAAP reconciliation in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Pro forma net income is neither required by, nor presented in accordance with, GAAP. Pro forma net income represents net income adjusted for (i) costs (or gains) related to loss (or gains) on disposal of assets or assets held for sale and asset impairment and closed store costs reserves, (ii) amortization expense and other estimate adjustments (whether expense or income) incurred on the Tax Receivable Agreement (“TRA”) completed at the time of our IPO, (iii) legal costs associated with securities class action litigation, (iv) extraordinary legal settlement costs, (v) insurance proceeds received related to securities class action legal expenses and (vi) provision for income taxes at a normalized tax rate of 26.5% for the thirteen and twenty-six weeks ended June 30, 2021 and thirteen and twenty-six weeks ended June 24, 2020, which reflects our estimated long-term effective tax rate, including both federal and state income taxes (excluding the impact of the income tax receivable agreement and valuation allowance) and applied after giving effect to the foregoing adjustments. See the GAAP reconciliation in the accompanying financial data and “Non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call to discuss financial results for the second quarter of 2021 today at 4:30 PM Eastern Time. Bernard Acoca, President and Chief Executive Officer and Larry Roberts, Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing 888-391-0108 or for international callers by dialing 212-231-2915.  A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 21995976. The replay will be available until Thursday, August 19, 2021. The conference call will also be webcast live from the Company’s corporate website at investor.elpolloloco.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About El Pollo Loco

El Pollo Loco (Nasdaq:LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With more than 475 company-owned and franchised restaurants in Arizona, California, Nevada, Texas, Utah, and Louisiana, El Pollo Loco is expanding its presence in key markets through a combination of company and existing and new franchisee development. Visit us on our website at ElPolloLoco.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business, including in connection with the expected impact of the COVID-19 pandemic. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our ability to improve growth and profitability as businesses reopen and economic activity resumes from the impacts of COVID-19, as well as our ongoing business intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, sales levels, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties that could cause outcomes to differ materially from our expectations. These factors include, but are not limited to: the impact of the COVID-19 pandemic on our company, our employees, our customers, our partners, our industry and the economy as a whole, as well as our franchisees’ ability to maintain operations in their individual restaurants; our ability to open new restaurants in existing and new markets and to expand our franchise system, including difficulty in finding sites and in negotiating acceptable leases; our ability to compete successfully with other quick-service and fast casual restaurants; vulnerability to changes in consumer preferences and economic conditions; political and social factors, including regarding trade, immigration and customer preferences; vulnerability to conditions in the greater Los Angeles area; vulnerability to natural disasters given the geographic concentration and real estate intensive nature of our business; changes to food and supply costs, especially for chicken; social media and negative publicity, whether or not valid, and our ability to respond to an effectively manage the accelerated impact of social media; our ability to continue to expand our digital business, delivery orders and catering; and other risks set forth in our filings with the Securities and Exchange Commission from time to time, including under Item 1A, Risk Factors in our annual report on Form 10-K for the year ended December 30, 2020, which filings are available online at www.sec.gov.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures which include supplemental measures of operating performance of our restaurants. Our calculations of supplemental measures and other non-GAAP financial measures indicated above may not be comparable to those reported by other companies. These measures have limitations as analytical tools, and are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons and to evaluate our restaurants’ financial performance against our competitors’ performance. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures may also assist investors in evaluating our business and performance relative to industry peers and provide greater transparency with respect to the Company’s financial condition and results of operation.

Investor Contact:

Fitzhugh Taylor, ICR

fitzhugh.taylor@icrinc.com

714-599-5200

Media Contact:

Hanna Gray, Edible

hannah.gray@edible-inc.com

323-202-1477

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 30, 2021		June 24, 2020		June 30, 2021		June 24, 2020
	$	%	$	%	$	%	$	%
Revenue:
Company-operated restaurant revenue	$106,970	87.7	$87,707	88.1	$201,131	87.6	$180,341	88.1
Franchise revenue	8,389	6.9	6,719	6.7	16,001	7.0	13,781	6.7
Franchise advertising fee revenue	6,626	5.4	5,178	5.2	12,574	5.4	10,645	5.2
Total revenue	121,985	100.0	99,604	100.0	229,706	100.0	204,767	100.0
Costs of operations:
Food and paper cost (1)	27,882	26.1	22,873	26.1	52,273	26.0	48,435	26.9
Labor and related expenses (1)	31,526	29.5	25,759	29.4	62,258	31.0	54,452	30.2
Occupancy and other operating expenses (1)	25,336	23.7	21,922	25.0	49,180	24.5	44,031	24.4
Company restaurant expenses (1)	84,744	79.3	70,554	80.5	163,711	81.5	146,918	81.5
General and administrative expenses	10,523	8.6	10,465	10.5	20,997	9.1	19,796	9.7
Franchise expenses	8,161	6.7	6,627	6.7	15,912	6.9	13,538	6.6
Depreciation and amortization	3,917	3.2	4,168	4.2	7,855	3.4	8,537	4.2
Loss on disposal of assets	85	0.1	27	0.0	111	0.0	127	0.1
Recovery of securities lawsuits related legal expenses and other insurance claims	—	—	(123)	(0.1)	—	—	(123)	(0.1)
Loss on assets held for sale	1,524	1.2	—	—	1,524	0.7	—	—
Impairment and closed-store reserves	360	0.3	437	0.4	924	0.4	2,839	1.4
Total expenses	109,314	89.6	92,155	92.5	211,034	91.9	191,632	93.6

Income from operations	12,671	10.4	7,449	7.5	18,672	8.1	13,135	6.4
Interest expense, net of interest income	433	0.4	908	0.9	950	0.4	1,813	0.9
Income tax receivable agreement (income) expense	27	0.0	290	0.3	(50)	(0.0)	170	0.1
Income before provision for income taxes	12,211	10.0	6,251	6.3	17,772	7.7	11,152	5.4
Provision for income taxes	3,393	2.8	752	0.8	4,990	2.2	2,053	1.0
Net income	$8,818	7.2	$5,499	5.5	$12,782	5.5	$9,099	4.4
Net income per share:
Basic	$0.25		$0.16		$0.36		$0.26
Diluted	$0.24		$0.16		$0.35		$0.26
Weighted average shares used in computing net income per share:
Basic	35,927,781		34,836,410		35,861,493		34,747,785
Diluted	36,416,686		35,410,198		36,423,394		35,382,607

(1)	Percentages for line items relating to cost of operations and company restaurant expenses are calculated with company-operated restaurant revenue as the denominator. All other percentages use total revenue.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED SELECTED BALANCE SHEETS AND SELECTED OPERATING DATA

(dollar amounts in thousands)

	As of
	June 30, 2021	December 30, 2020
Selected Balance Sheet Data:
Cash and cash equivalents	$12,624	$13,219
Total assets	598,927	605,221
Total debt	40,000	62,800
Total liabilities	306,541	327,643
Total stockholders’ equity	292,386	277,578

	Twenty-Six Weeks Ended
	June 30, 2021	June 24, 2020
Selected Operating Data:
Company-operated restaurants at end of period	198	196
Franchised restaurants at end of period	282	283
Company-operated:
Comparable restaurant sales growth (decline)	9.8%	(4.7)%
Restaurants in the comparable base	191	191

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF SYSTEM-WIDE SALES TO COMPANY-OPERATED RESTAURANT REVENUE AND TOTAL REVENUE

(in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2021	June 24, 2020	June 30, 2021	June 24, 2020
Company-operated restaurant revenue	$106,970	$87,707	$201,131	$180,341
Franchise revenue	8,389	6,719	16,001	13,781
Franchise advertising fee revenue	6,626	5,178	12,574	10,645
Total Revenue	121,985	99,604	229,706	204,767
Franchise revenue	(8,389)	(6,719)	(16,001)	(13,781)
Franchise advertising fee revenue	(6,626)	(5,178)	(12,574)	(10,645)
Sales from franchised restaurants	148,130	115,593	281,095	238,120
System-wide sales	$255,100	$203,300	$482,226	$418,461

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2021	June 24, 2020	June 30, 2021	June 24, 2020
Adjusted EBITDA:
Net income, as reported	$8,818	$5,499	$12,782	$9,099
Provision for income taxes	3,393	752	4,990	2,053
Interest expense, net	433	908	950	1,813
Depreciation and amortization	3,917	4,168	7,855	8,537
EBITDA	$16,561	$11,327	$26,577	$21,502
Stock-based compensation expense (a)	1,041	727	1,894	1,261
Loss on disposal of assets (b)	85	27	111	127
Loss on assets held for sale (c)	1,524	—	1,524	—
Recovery of securities lawsuits related legal expense and other insurance claims (d)	—	(123)	—	(123)
Impairment and closed-store reserves (e)	360	437	924	2,839
Income tax receivable agreement expense (income) (f)	27	290	(50)	170
Securities class action legal expense (g)	307	37	671	238
Legal settlements (h)	—	2,499	—	2,566
Pre-opening costs (i)	21	59	184	110
Adjusted EBITDA	$19,926	$15,280	$31,835	$28,690

(a)	Includes non-cash, stock-based compensation.
(b)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(c)	During the thirteen and twenty-six weeks ended June 30, 2021, we agreed in principle to sell eight restaurants within Sacramento area to an existing franchisee. The related net assets were reclassified to assets held for sale and remeasured to their fair value less costs to sell, which resulted in a loss on held for sale assets of $1.5 million for the twenty-six weeks ended June 30, 2021.
(d)	During the thirteen and twenty-six weeks ended June 24, 2020, we received insurance proceeds of $0.1 million related to a property claim.
(e)	Includes costs related to impairment of long-lived and ROU assets and closing restaurants. During the thirteen and twenty-six weeks ended June 30, 2021, we recorded non-cash impairment charges of $0.4 million and $0.7 million, respectively, primarily related to the carrying value of the ROU assets of one restaurant in Texas closed in 2019, one restaurant in California, and the long-lived assets of three restaurants in California. During the thirteen and twenty-six weeks ended June 24, 2020, we recorded a non-cash impairment charge of $0.1 million and $2.0 million, respectively, primarily related to the carrying value of the ROU assets of one restaurant in Texas and the long-lived assets of three restaurants in California.

During the thirteen and twenty-six weeks ended June 30, 2021, we recognized less than $0.1 million and $0.2 million of closed-store reserve expense related to the amortization of ROU assets, property taxes and CAM payments for our closed locations. During the thirteen and twenty-six weeks ended June 24, 2020, we recognized $0.4 million and $0.9 million, respectively, of closed-store reserve expense, primarily related to the amortization of ROU assets, property taxes and CAM payments for our closed locations.

(f)	On July 30, 2014, we entered into the TRA. This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our net operating losses and other tax attributes attributable to preceding periods. For the thirteen and twenty-six weeks ended June 30, 2021 and June 24, 2020, income tax receivable agreement (income) expense consisted of the amortization of interest expense and changes in estimates for actual tax returns filed, related to our total expected TRA payments.
(g)	Consists of costs related to the defense of securities lawsuits.
(h)	Includes amounts incurred related to the payment of the final settlement amounts for multiple wage and hour class action suits.
(i)	Pre-opening costs are a component of general and administrative expenses, and consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs, and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include occupancy costs incurred between the date of possession and the opening date for a restaurant.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO PRO FORMA NET INCOME

(dollar amounts in thousands, except share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2021	June 24, 2020	June 30, 2021	June 24, 2020
Pro forma net income:
Net income, as reported	$8,818	$5,499	$12,782	$9,099
Provision for taxes, as reported	3,393	752	4,990	2,053
Income tax receivable agreement expense (income)	27	290	(50)	170
Loss on disposal of assets	85	27	111	127
Loss on assets held for sale	1,524	—	1,524	—
Recovery of securities lawsuits related legal expense and other insurance claims	—	(123)	—	(123)
Impairment and closed-store reserves	360	437	924	2,839
Securities lawsuits related legal expenses	307	37	671	238
Legal settlements	—	2,499	—	2,566
Provision for income taxes	(3,846)	(2,496)	(5,552)	(4,497)
Pro forma net income	$10,668	$6,922	$15,400	$12,472
Pro forma weighted-average share and per share data:
Pro forma net income per share
Basic	$0.30	$0.20	$0.43	$0.36
Diluted	$0.29	$0.20	$0.42	$0.35
Weighted-average shares used in computing pro forma net income per share
Basic	35,927,781	34,836,410	35,861,493	34,747,785
Diluted	36,416,686	35,410,198	36,423,394	35,382,607

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF INCOME FROM OPERATIONS TO RESTAURANT CONTRIBUTION

(dollar amounts in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2021	June 24, 2020	June 30, 2021	June 24, 2020
Restaurant contribution:
Income from operations	$12,671	$7,449	$18,672	$13,135
Add (less):
General and administrative expenses	10,523	10,465	20,997	19,796
Franchise expenses	8,161	6,627	15,912	13,538
Depreciation and amortization	3,917	4,168	7,855	8,537
Loss on disposal of assets	85	27	111	127
Loss on assets held for sale	1,524	—	1,524	—
Franchise revenue	(8,389)	(6,719)	(16,001)	(13,781)
Franchise advertising fee revenue	(6,626)	(5,178)	(12,574)	(10,645)
Recovery of securities lawsuits related legal expenses and other insurance claims	—	(123)	—	(123)
Impairment and closed-store reserves	360	437	924	2,839
Restaurant contribution	$22,226	$17,153	$37,420	$33,423

Company-operated restaurant revenue:
Total revenue	$121,985	$99,604	$229,706	$204,767
Less:
Franchise revenue	(8,389)	(6,719)	(16,001)	(13,781)
Franchise advertising fee revenue	(6,626)	(5,178)	(12,574)	(10,645)
Company-operated restaurant revenue	$106,970	$87,707	$201,131	$180,341

Restaurant contribution margin (%)	20.8%	19.6%	18.6%	18.5%